Exhibit H

Administrative Services Agreement

ADMINISTRATIVE SERVICES AGREEMENT

Between

THE RUSHMORE FUND, INC.

And

FBR NATIONAL BANK & TRUST

This Administrative Services Agreement (the "Agreement") is entered into this 1st day of April, 2001 by and between The Rushmore Fund, Inc. (the "Fund") and FBR National Bank & Trust ("FBR National" sometimes hereinafter to as the "Administrator").

RECITALS

I. WHEREAS FBR National and its personnel have expertise and experience in providing custodian, transfer agent, shareholder accounting and other administrative services to registered management investment companies, and

II. WHEREAS the parties wish to set forth herein the manner and terms upon which services will be provided.

NOW THEREFORE, the parties hereto agree as follows:

EMPLOYMENT OF FBR NATIONAL

1. The Fund hereby employs FBR National to perform the services as set forth in Schedule I to this agreement.

2. As compensation for the services to be rendered, the Fund shall pay FBR National an annual fee as set forth in Schedule 2 to this agreement.

The fee will be accrued by the Fund daily and paid on such terms as may from time-to-time be mutually agreeable to the Fund and FBR National. In the event of termination of this contract, the fee shall be computed on the basis of the period ending on the last business day on which this contract is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

In addition to the fees described above, FBR National may impose a charge of $5 per month on any account whose average daily balance for the month falls below $500 due to redemptions. The fee will continue to be imposed during the months when the account balance remains below $500. The fee will be imposed on the last business day of the month. This fee will not be imposed on tax-sheltered retirement plans or accounts established under the Uniform Gifts or Transfers to Minors Act.

3. Subject to and in accordance with the governing instruments of the Fund and of FBR National respectively, directors, officers, agents, and stockholders of the Fund are or may be interested in FBR National (or any successor thereof) as shareholders or otherwise; and the effect of any such inter-relationships shall be governed by said governing instruments and the applicable provisions of the Investment Company Act of 1940.

4. This Agreement shall continue in effect so long as such continuance is approved at least annually by a vote of a majority of the Fund's Board of Directors, including the votes of a majority of the Directors who are not parties to such contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. Provided, however, that (a) this Agreement may be terminated without penalty either by vote of the Board of Directors of the Fund or by vote of majority of the outstanding voting securities of the Fund, on sixty days prior written notice to FBR National, and (b) this Agreement may be terminated by FBR National on sixty days prior written notice to the Fund. A party may assign this Agreement with the prior written consent of the other party. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party. As used in this Agreement, the terms "interested persons" and "vote of a majority of the outstanding securities" shall have the respective meanings set forth in Section 2(a) (19) and Section 2(a) (42) of the Investment Company Act of 1940.

5. The services of FBR National to the Fund hereunder are not to be deemed exclusive, and FBR National shall be free to render similar services to others so long as its services hereunder are not impaired thereby. FBR National shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

6. No provision of this Agreement shall be deemed to protect FBR National against any liability to the Fund or its shareholders to which it otherwise would be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement. Nor shall any provisions hereof be deemed to protect any Director or Officer of the Fund against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith, or gross negligence in the performance of his duties or the reckless disregard of his obligations. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

7. Upon delivery of services by FBR National to the Fund, FBR National shall prepare and submit to the Fund, an invoice for the amounts to be paid by the Fund under this Agreement. The invoice shall contain a description of the services rendered. The calculation of the amount of the invoice shall be in accordance with the fee schedule as set forth in Section 2 which has been reviewed as to the reasonableness of the amounts by the Directors of the Fund who are not "interested persons" of the Fund. Unless agreed otherwise, within thirty (30) days of receipt of such invoice, the Fund shall pay to FBR National all amounts indicated as due and payable notwithstanding the provisions of Section 8 of this Agreement.

8. If the Fund or its designees shall determine any discrepancy in the invoice, the Fund shall give FBR National written notice of such discrepancy and the amount thereof. Within ten (10) days after receipt of such notice, FBR National shall either pay the Fund the amount of the discrepancy or inform the Fund in writing that FBR National disputes the existence or amount of the discrepancy. If FBR National disputes the existence or amount of the discrepancy, the parties agree that for a period of thirty (30) days they shall use their best efforts to resolve such dispute on a mutually satisfactory basis.

9. Any dispute or disagreement arising between FBR National and the Fund in conjunction with any provision of this Agreement, or the compliance or non-compliance therewith, or the validity or enforceability thereof which is not settled within thirty (30) days (or such other period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration in accordance with rules set by a three member panel, one member each selected by FBR National and the Fund and the third being an attorney selected by mutual agreement of FBR National and the Fund, the aforesaid with all charges submitted by said attorney to be shared equally by FBR National and the Fund. The member representing the Fund shall be selected by a majority of the Directors of the Fund who are not "interested persons" of the Fund. A decision shall be rendered by the panel within thirty (30) days of a meeting held in such place or places as may be agreed by the panel, and FBR National and the Fund shall comply with such decision. The decision of the panel shall be final and not subject to judicial review, and judgment may be entered thereon in accordance with applicable law in any court having jurisdiction thereof.

10. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, FBR National shall not be liable to the Fund for any special, incidental, or consequential damages for losses arising out of or relating to the performance of its obligations under this Agreement, whether or not such damages or losses were caused by the acts or omissions of FBR National or its employees. FBR National is fully responsible for the accurate transmission to the Fund of information provided to FBR National by third parties but is not responsible for the accuracy of the information so provided.

11. All documents and files which may be or have been furnished by FBR National to the Fund and which may be produced or prepared by FBR National in connection with this Agreement shall be and remain the exclusive property of the Fund.

12. FBR National will preserve for the period required in Rule 31a-2 of the General Rules and Regulations under the Investment Company Act of 1940, such records maintained by FBR National as are required to be maintained by Rule 31a-1 of such rules.

13. At the option of a majority of the Directors of the Fund who are not "interested persons" of the Fund, the books and records of FBR National, insofar as such books and records pertain to the services, shall be available for inspection by the Fund and its agent at the offices of FBR National during regular business hours, upon prior written notice to FBR National by the Fund.

14. Neither FBR National nor the Fund shall be considered to be in default in the performance of their respective obligations hereunder to the extent that the performance of any such obligation or obligations is prevented or delayed by an act of God or any cause beyond the control of FBR National or the Fund, as the case may be. In the event of equipment breakdown beyond its control, FBR National shall take reasonable steps to minimize service interruptions.

15. The services as provided by FBR National in accordance with this Agreement shall not be deemed accepted until the Fund has verified the content and accuracy of those services provided by FBR National. The Fund shall notify FBR National in writing within ten (10) days of the Fund's receipt of services of its acceptance or rejection of such services. If such notification is not received within ten (10) days of the Fund's receipt of services, the services will be deemed to have been accepted.

16. In the event that FBR National fails to meet the performance schedules (if any) contained herein and such failure is not caused by the Fund, FBR National shall take such steps as may be necessary to improve the schedule(s) in such form as is required to meet such performance or delivery schedules (if any) described herein.

17. FBR National and the Fund may amend, modify, or supplement this Agreement only by a written instrument executed by both FBR National and the Fund. If any such amendment, modification, or supplement causes an increase or decrease in the price of, or time required for, the performance of this Agreement, an equitable adjustment shall be made, and this adjustment shall be mutually agreed upon by FBR National and the Fund and the Agreement modified in writing accordingly.

18. All notices, demand, and other communications required or permitted to be given hereunder shall be made in writing and shall be deemed to be duly given if personally delivered or if deposited in the United States mail registered or certified mail, with postage prepaid, and addressed to the appropriate party at the address set forth below, or at such other address as the parties may designate in writing delivered in accordance with the provisions of this Section 18.

If to FBR National:

FBR National Bank & Trust
4922 Fairmont Avenue
Bethesda, Maryland 20814
Attention: President

If to the Fund:

The Rushmore Fund, Inc.
4922 Fairmont Avenue
Bethesda, Maryland 20814
Attention: Chairman

19. This Agreement is intended by the parties as a full expression of their agreement with respect to the subject matter hereof and a complete and exclusive statement of the terms thereof. No course of prior dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this Agreement shall not be relevant or admissible to vary the terms and meaning of this Agreement, even though the accepting or acquiescing party has knowledge of the nature of the performance and the opportunity to make objection. No representations, undertakings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein.

20. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland and shall be binding upon and shall inure to the benefit of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Witness:	The Rushmore Fund, Inc.
/s/ Stephenie E. Adams	By: /s/ Daniel L. O'Connor

Witness:	FBR National Bank & Trust
/s/ Stephenie E. Adams	By: /s/ Linda R. Paisley

SCHEDULE I

FBR NATIONAL BANK & TRUST

Description of Services

Custodian Services

Services Included:

  Safekeeping of securities
  Delivery of securities sold
  Receipt of securities purchased
  Retain Fund cash in separate account(s)

Shareholder Servicing and Transfer Agent Services

Services Included:

  Maintenance of individual shareholder accounts
  Posting of all transactions
  Preparation of periodic shareholder statements
  Preparation of transaction confirmations
  Income distributions
  Respond to inquiries from shareholders
  Process account changes such as name or address

Administrative Services

Services Included:

  General ledger accounting
  Portfolio accounting
  Daily share pricing
  Maintenance of records per SEC regulations
  SEC registration fees
  State "Blue Sky" fees
  Trustees fees and expenses
  Insurance
  Legal fees
  Prospectus preparation
  Tax return preparation
  Shareholder report preparation
  Printing
  Postage
  Printing of statement stock and envelopes

SCHEDULE 2

FBR NATIONAL BANK & TRUST

Schedule of Fees

The Rushmore Fund, Inc.

Rushmore U.S. Gov't Bond Portfolio                                                                                         30 basis points per annum (.0030%)